Exhibit 4.2

FIRST AMENDMENT TO

THRIFT PLAN FOR EMPLOYEES OF

ONEOK, INC. AND SUBSIDIARIES

AS AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2010

November 19, 2010

AMENDMENT 1

Article I, Paragraph 17 of the Plan is amended to read:

“17. Designation Date

Prior to January 1, 2011, the Designation Date under the Plan shall be January 1, April 1, July 1 and October 1 of each Plan Year, at which times a Participant may designate (or leave in effect) his/her election to defer receipt of cash Compensation and/or to make After-Tax Deposits, as provided in paragraph 2. of Article III, and paragraph 2. of Article IV, below.

On and after January 1, 2011, the Designation Date under the Plan with respect to any particular election or other action required or allowed to be taken, elected or confirmed on or before the Designation Date, shall mean and be the next regular payroll date that is established and scheduled to occur for the periodic payment of salaries, wages and compensation to Employees by the Company.”

AMENDMENT 2

Article II, Paragraph 4 of the Plan is amended to read:

“4.	Confirmation of Participation

Each Employee at the time of becoming a Participant in the Plan shall be given or provided direct electronic access to a copy of the Plan and/or summary plan description of the Plan as effective at that time. As a condition of becoming a Participant in the Plan an Employee shall either sign an instrument in such form as prescribed by the Committee or otherwise provide by electronic or other medium prescribed by the Committee a statement satisfactory to the Committee evidencing the fact that the Employee intends to be a Participant and he/she accepts and agrees to all the provisions of the Plan; and the Committee may also require by such means the consent of the spouse of the Participant if the Participant is married and the primary beneficiary designated is not the spouse of the Participant.”

AMENDMENT 3

Article III, Paragraph 2.A.2 of the Plan is amended to read:

“2. For purposes of the foregoing and the Plan “Catch-Up Contributions” are Elective Deferrals made to the Plan that are in excess of an otherwise applicable Plan limit and that are made by Participants who are aged fifty (50) or over by the end of their taxable years. An otherwise applicable limit is a limit in the Plan that applies to Elective Deferrals without regard to Catch-Up Contributions, such as limits on annual additions, the applicable limit on Elective Deferrals under Code Section 402(g) (not counting Catch-Up Contributions) and the limit imposed on the actual deferral percentage (ADP) test under Code Section 401(k)(3). Catch-Up Contributions for a Participant may be made under the Plan, and for a taxable year may not exceed (1) the limit on Catch-Up Contributions under Code Section 414(v)(2)(B)(I) for the taxable year or (2) when added to other Elective Deferrals, 75 percent of the Participant’s Compensation for the taxable year.”

AMENDMENT 4

Article III, Paragraph 2.A.6 of the Plan is amended to read:

“6. The Reduction in Compensation elected by a Non-Bargaining Unit Participant shall remain in effect until changed by such Participant’s delivery of a change of election in the manner provided herein. A Non-Bargaining Unit Participant may change his/her Reduction in Compensation only on a Designation Date. A Non-Bargaining Unit Participant’s change of election may designate a different percentage of Reduction in Compensation, subject to the terms and conditions of the Plan; and may state that such Participant elects no Reduction in Compensation and deferral after the Designation Date until he/she makes a subsequent change of election hereunder. Change of election by written direction or by electronic medium, voice response or other means determined and prescribed by the Committee, may be delivered or transmitted by a Non-Bargaining Unit Participants at any time, but shall be effective only as of the Designation Date next following the date of the delivery of such change of election to the Committee.”

AMENDMENT 5

Article III, Paragraph 2.B.5 of the Plan is amended to read:

“5. The Reduction in Compensation elected by a Bargaining Unit Participant shall remain in effect until changed by such Participant’s delivery of a change of election in the manner provided herein. A Bargaining Unit Participant may change his/her Reduction in Compensation only on a Designation Date. A Bargaining Unit Participant’s change of election may designate a different percentage of Reduction in Compensation, subject to the terms and conditions of the Plan; and may state that such Participant elects no Reduction in Compensation and deferral after the Designation Date until he/she makes a subsequent change of election hereunder. Change of election by written direction or by electronic medium, voice response or other means determined and prescribed by the Committee may be delivered or transmitted by a Bargaining Unit Participants at any time, but shall be effective only as of the Designation Date next following the date of the delivery of such change of election with the Committee in accordance with procedures and rules, as prescribed by the Committee and its authorized representatives, which shall be published and disclosed to Participants by the Committee and the Company.”

AMENDMENT 6

Article IV, Paragraph 2 of the Plan is amended to read:

“2.	Change of Percentage of After-Tax Deposits

The deposit percentage designated by a Participant for his/her After-Tax Participant Deposit shall continue in effect, notwithstanding any change in his/her Compensation, until he/she shall change such percentage. A Participant may change such percentage as of a Designation Date , but not retroactively. A Participant shall designate and change the percentage of his/her After-Tax Participant Deposit by written direction, or by electronic medium, voice response system, or other means determined and prescribed by the Committee, to the Committee in the form and manner prescribed by the Committee in accordance with procedures and rules, as prescribed by the Committee and its authorized representatives, which shall be published and disclosed to Participants by the Committee and the Company.

AMENDMENT 7

Article V, Paragraph 4.D.4 of the Plan is amended to read:

“ Rollover of Roth Elective Deferrals or Contributions. The Plan will accept any rollover contributions to a Roth Elective Deferral Account under the Plan or other permissible rollover transfers, contributions or payments of Roth 401(k) deferrals or contributions from any other qualified plan, annuity contract, or other plan, account, or arrangement, subject to rules and applicable regulations as determined by the Committee and consistent with the Code and Plan.”

AMENDMENT 8

Article V, is amended by adding a new Paragraph 10 to read:

“10.	Automatic Rollover by Participants or Inactive Participants

In furtherance of the foregoing and as otherwise allowed by the Plan and directed and authorized by the Committee, the Plan may include and be administered to provide one or more automatic rollover features and procedures, to include such a feature or procedure under which inactive Participants or former Employees may rollover cash or investment options in kind to an individual retirement account by means of an electronic medium or similar program maintained and administered by the Trustee of the Plan, or an affiliate thereof.”

AMENDMENT 9

Article IX, Paragraph 1.C. of the Plan is amended to read:

“C. Direction of Investment; Investment Options. A Participant shall have the right and opportunity, by delivery of his/her direction to the Committee in the manner and form it prescribes, in turn direct the Trustee, that any or all cash in his/her account, including his/her deposits, the Company’s contributions, and any other cash, shall be invested under any one or more of certain designated investment options made available under the Plan. The Committee shall in turn furnish or cause the Participant’s investment direction to be delivered to and acted upon by the Trustee within such period of time as the Committee determines to be reasonable and practicable in the circumstances. A Participant’s initial direction of investment shall be in written form or by electronic medium, telephone voice response system or other means determined and prescribed by the Committee. A Participant shall be authorized and have the right and opportunity, after initial direction of investment, to give further directions for changes in the investment of his/her account by written direction, electronic medium,use of a telephone voice response system established by the Committee and Trustee for the Plan or other means determined and prescribed by the Committee. Investment in certain options may be limited to retention and maintenance of prior contributions invested in such options, with no further investment of contributions therein being permitted, as more particularly provided below. The Company may establish, modify and change the investment options made available to Participants from time to time, with such modifications and changes to be made by written action of the Chief Executive Officer of the Company and the Committee, or as otherwise determined by the Company. A Participant may also change his investment direction and direct sales from time to time to the extent permitted and authorized in subparagraphs 1.D. and F., and paragraph 3. below.”

AMENDMENT 10

Article IX, Paragraph 1. F. and G. of the Plan are amended to read:

“F. Change in Participant’s Investment Direction. Any direction by a Participant that available funds in his/her account shall be invested under a particular investment option shall be deemed a continuing direction until changed by the Participant. A Participant may, by written direction, electronic medium, telephone voice response system or other means determined and prescribed by the Committee give direction to the Committee and/or the Trustee to change investment options for investment of the Participant Account of the Participant, and the Committee shall if necessary in turn direct the Trustee in by means it determines and prescribes to change the Participant’s investment direction;; provided, that a Participant who is a Section 16 Person shall be subject to the limitations, restrictions and other provisions of paragraph 8. of this Article IX, below, with respect to such Participant’s direction of investments that are Discretionary Transactions.”

“G. Sale or Exchange of Investments at Participant Direction. A Participant may (i) by written direction in form prescribed by the Committee and countersigned by the authorized representative thereof, which countersignature shall be for the sole purpose of identification and authentication of good standing of the Participant, or (ii) by electronic medium, telephone voice response system or or other means determined and prescribed by the Committee direct the Committee and/or the Trustee to sell or turn in for redemption, as may be appropriate, any security purchased at the Participant’s direction ; the Participant may similarly direct the exchange of any security or securities of an investment option under the Plan with or for any other security or securities of an investment option under the Plan as allowed and practicable in administration of the Plan ; and the Participant may similarly direct the investment of the proceeds of any such sale or redemption, with or without the addition of other available cash then in the Participant’s account, under any one or more of the investments options currently in effect under the Plan for which additional investment of contributions and cash may be so directed; provided, that a Participant who is a Section 16 Person shall be subject to the limitations, restrictions and other provisions of paragraph 8. of this Article IX, below, with respect to the direction of the sale or redemption transactions involving any security issued by the Company that are Discretionary Transactions, as defined by paragraph 8 of this Article IX below.”

AMENDMENT 11

Article IX, Paragraph 1 of the Plan is amended to add a new paragraph 1.H., to read:

“H. Minimum Transaction Direction. The Committee may prescribe that a minimum amount and value must be directed to be changed, sold or exchanged in any change, sale, exchange or other transaction directed to be made by a Participant pursuant to the provisions of this Article IX, and the Plan, which amount shall be provided and disclosed by the Committee and Trustee to Participants; and unless otherwise expressly determined and prescribed by the Committee, such minimum amount and value shall be Two Hundred Fifty Dollars ($250.00).”

AMENDMENT 12

Article XI, Paragraph 6 of the Plan is amended to read:

“6.	Participant Election to Defer Distribution

A Participant, whose employment with the Company is terminated by retirement or for any reason other than death, may make an affirmative election to defer the distribution of his/her account if it exceeds five thousand dollars ($5,000) on the date of his/her retirement or separation from service. Such affirmative election of deferral of distribution is separate and distinct from the requirement of consent to immediate distribution stated in paragraph 3. of this Article XI, and shall apply independently thereof. It shall be made by written statement describing the Participant’s account in a form prescribed by the Committee, signed by the Participant and delivered by him/her to the Committee, or by an election of the Participant made by electronic medium, telephone voice response system or other means and in the manner determined and prescribed by the Committee, not later than sixty (60) days following the Participant’s retirement or separation from service.

A Participant shall be deemed to have made such an affirmative election to defer the distribution of his/her account in the absence of any such affirmative election after he/she has been advised in writing by the Committee of his/her rights under this paragraph 6, and paragraph 3 of this Article XI, upon termination of his/her employment by retirement or for any other reason.”

AMENDMENT 13

Article XII, Paragraph 2 of the Plan is amended to read:

2.	Participant Withdrawals of After-Tax Deposits

A Participant may request to withdraw in a lump sum all or any part of the value of his/her After-Tax Deposits in his/her Account, provided that the withdrawal is for a least $500 or the full value of the Account, if less. A Participant may request a withdrawal in writing on a form prescribed by the Committee, or by electronic medium, telephone voice response system or other means determined and prescribed by the Committee .

The amount of the withdrawal shall be withdrawn from the Participant’s After-Tax Deposits in proportion to the value of the Participant’s total Plan Account balance.

A withdrawal pursuant to this paragraph may be made at any time during the Plan Year and shall be paid as soon as practicable after the appropriate request is received by the Trustee. A withdrawal shall be paid in cash, except that if a Participant’s After-Tax Deposits are invested in the ONEOK, Inc. Common Stock, the Participant may request that the value withdrawn be distributed in whole shares of ONEOK, Inc. Common Stock. Any fractional shares shall be paid in cash, the amount of such payment to be based upon the closing price of ONEOK, Inc. Common Stock on the New York Stock Exchange Consolidated Tape, on a trading date which does not precede the date of the distribution by more than 10 days. A Participant who has After-Tax Deposits in his/her Plan Account invested in stock of a prior employer which has been transferred to the Trust pursuant to any merger, acquisition or similar transaction may also request distribution of such stock in a manner comparable to that provided in the foregoing provisions with respect to ONEOK, Inc. Common Stock.

AMENDMENT 14

Article XII, Paragraph 7 of the Plan is amended to read:

“7.	Voluntary Withdrawal After Age Fifty-Nine and One-Half (59 1/2)

Except as otherwise provided in paragraph 11, below, subject to prior approval of the Committee, a Participant who has completed five (5) years of participation in this Plan may be allowed to withdraw any amount not exceeding the entire balance in his/her Accounts, less any Roth Elective Deferral and earnings and losses thereon, at any time after his/her attainment of age fifty-nine and one-half (59 1/2). This right to withdrawal shall be exercised by application or request to the Committee or its authorized representative in writing or by electronic medium, telephone voice response system or other means determined and prescribed by the Committee ”

AMENDMENT 15

Article XII, Paragraph 11 of the Plan are amended to read:

“11.	Limited Withdrawal Rights; Pre-1999 KGS 401(k) Thrift Plan Account

Notwithstanding anything to the contrary expressed herein a Participant shall have the right to make a withdrawal from his/her Pre-1999 KGS 401(k) Thrift Plan Account balance at January 11, 1999, pursuant to the following provisions:

A. Withdrawal from Matching Contribution Account. In the event that a Participant withdraws the full value of the After Tax Deposits under the provisions of paragraph 2., above, a Participant who has been a Participant in the Plan for a period of five (5) years or more may additionally withdraw in a lump sum any or all of the Company Matching Contributions (Company Matching Account) in such Participant’s Pre-1999 KGS 401(k) Thrift Plan Account, provided that the aggregate amount of the withdrawal from the Participant’s After Tax Deposits and Company Matching Contributions is for at least $500 or the full value of the Account, if less. A Participant may request a withdrawal in writing or by electronic medium, telephone voice response system or other means determined and prescribed by the Committee.

The amount of the withdrawal shall be withdrawn from the Participant’s Company Matching Contributions in proportion to the value of the Participant’s total Account balance.

A withdrawal may be made at any time during the Plan Year and shall be paid as soon as practicable after the appropriate request is received by the Trustee. A withdrawal shall be paid in cash, except that if a Participant’s Company Matching Contributions are invested in ONEOK, Inc. Common Stock a Participant may request that the value withdrawn be distributed in whole shares of ONEOK, Inc. Common Stock. Any fractional shares shall be paid in cash, the amount of such payment to be based upon the closing price of ONEOK, Inc. Common Stock on the New York Stock Exchange Consolidated Tape, on a trading date which does not precede the date of the distribution by more than 10 days.

B. Withdrawal From Rollover Account. In the event that a Participant withdraws the full value of the After-Tax Deposits and the Company Matching Contributions under the provisions of paragraphs 2. and 11.A., above, the Participant may additionally withdraw in a lump sum any or all of the Participant’s Rollover Account in his/her Pre-1999 KGS 401(k) Thrift Plan Account provided that the aggregate amount of the withdrawal from the Participant’s After Tax Deposits Account, Company Matching Contributions, and rollover balance in the Participant’s account is at least $500 or the full value of the Account, if less. A Participant may request a withdrawal in writing or by electronic medium, telephone voice response system or other means determined and prescribed by the Committee . The amount of the withdrawal shall be withdrawn from the Participant’s After Tax Deposits, Company Matching Contributions, and Rollover balance in his/her account.

A withdrawal may be made at any time during the Plan Year and shall be paid as soon as practicable after the appropriate withdrawal request is received by the Trustee. A withdrawal shall be paid in cash, except that if a Participant’s Rollover balance in his/her Account is invested in ONEOK, Inc. Common Stock, a Participant may request that the value withdrawn be distributed in whole shares of ONEOK, Inc. Common Stock. Any fractional shares shall be paid in cash, the amount of such payment to be based upon the closing price of ONEOK, Inc. Common Stock on the New York Stock Exchange Consolidated Tape, on a trading date which does not precede the date of the distribution by more than 10 trading days.

C. Prior Employer Stock. A Participant who has After-Tax Deposits in his/her Plan account invested in stock of a prior employer which has been transferred to the Trust pursuant to any merger, acquisition or similar transaction may request distribution of such stock in a manner comparable to that provided in subparagraphs 11.A. and 11.B., above, with respect to ONEOK, Inc. Common Stock.

D. Withdrawals After Age 59 1/2. A Participant who has attained age 59 1/2 may withdraw all or a portion of his/her 401(k) Account contributions in his/her Pre-1999 KGS 401(k) Thrift Plan Account as of the end of the month next following such Participant’s delivery of request for withdrawal to the Trustee in writing or by electronic medium, telephone voice response system or other means determined and prescribed by the Committee. A withdrawal may be made at any time during the Plan Year and shall be paid as soon as practicable after the appropriate request is received by the Trustee.

E. Hardship Withdrawals. A Participant may request an in-service distribution from his/her 401(k) Contribution Account in his/her Pre-1999 KGS 401(k) Thrift Plan Account on the basis of a hardship based upon immediate and heavy financial need to the extent and only as described and authorized under paragraph 1, of this Article XII.

F. Withdrawal Penalty. In the event a Participant withdraws sums pursuant to subparagraphs 11.A. or 11.B., above, such Participant shall not be entitled to Company Matching Contributions until the first of the next month following the expiration of six (6) months from the date of such withdrawal by such Participant. This abatement of the Participant’s right to receive Company Matching Contributions shall not affect the Participant’s right to elect a Reduction in Compensation or make After-Tax Deposits to the extent otherwise permissible under the Plan.

In the event a Participant withdraws sums pursuant to the hardship distribution provisions of paragraph 1. of this Article XII, Participant shall not be entitled to Company Matching Contributions until the first of the month next following the expiration of twelve (12) months from the date of such withdrawal by the participant.”

AMENDMENT 16

Article XIII, Paragraph 2 of the Plan is amended to read:

“2.	Election and Consent to Alternate Beneficiary or Beneficiaries

A Participant may elect at any time to waive the required distribution and payment of his/her Account to his/her surviving spouse in the event of his/her death. Any such election must be made in writing or by electronic medium or other means by the Participant in the form and manner prescribed by the Committee. Any election by a Participant to waive the surviving spouse benefit may be revoked at any time by the Participant by a declaration of revocation delivered to the Committee in writing or by electronic medium or other means in such form and manner as it may prescribe. Any election to waive the surviving spouse benefit provided under paragraph 1. of this Article XIII above shall not take effect unless the spouse of the Participant consents to such election in writing, or by electronic medium or other means prescribed by the Committee, , such election designates a beneficiary which may not be changed without spousal consent (or the consent of the spouse expressly permits designations by the Participant without requirement of further consent by the spouse), and the spouse’s consent acknowledges the effect of such election and is witnessed by a Plan representative or notary public; or it is established to the satisfaction of the Plan representative that the consent required of the spouse, as hereinabove provided, may not be obtained because the spouse cannot be located, or because of such other circumstances as may be prescribed by Treasury Regulations; provided, that any such consent by a spouse shall be effective only with respect to such spouse.”

AMENDMENT 17

Article XIII, Paragraph 3 of the Plan is amended to read:

“3.	Designation of Beneficiary or Beneficiaries

A Participant who has no spouse, or who with his/her spouse’s consent has elected to waive the surviving spouse benefit as hereinabove provided, may file with the Committee, a written designation or provide and state a designation by electronic medium or other means in the form and/or manner determined and prescribed by the Committee, of the beneficiary or the beneficiaries to receive all or part of his/her account upon his/her death, and the Participant shall also file with or provide by electronic or other means to the Committee such information as to the identity of the beneficiary or beneficiaries and the relationship of the beneficiary or beneficiaries to the Participant as the Committee may from time to time require. The last designation received by the Committee shall be controlling over any testamentary or other disposition; provided, however, that no designation, or change or cancellation thereof, under this Plan shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.”

AMENDMENT 18

Article XV, Paragraph 8.A. of the Plan is amended to read:

“8.	Electronic Medium Notices and Elections; ERISA Disclosure and Reporting

A. The Plan may use an electronic medium to provide applicable notices and for the making of Participant elections. Any electronic system used by the Plan shall be reasonably designed to provide the information in any notice to an Employee, Participant or other recipient in a manner that is no less understandable to the recipient than a written document. Such electronic system used by the Plan must be designed to alert the recipient. at the time a notice is provided, to the significance of the information in the notice, and provide any instructions needed to access the notice, in a manner that is readily understandable.

Notwithstanding any other provision stated, expressed or implied to the contrary in this Plan document, the Plan may be administered with respect to any election, consent, direction or other right, act, or feature provided for under or in connection with the Plan, by the Committee authorizing, directing or allowing that such things be done, delivered, provided or communicated by written instrument or by electronic medium, telephone voice response system or any other means authorized and permitted under applicable laws and regulations, and determined and prescribed from time to time by the Committee.”